Exhibit 10.9(a)

SERVICETITAN, INC.

CHANGE IN CONTROL AND SEVERANCE POLICY

Effective as of June 13, 2024 (the “Effective Date”)

This Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of ServiceTitan, Inc. (“ServiceTitan” or the “Company”) or any of its subsidiaries in connection with a change of control of ServiceTitan or in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)). To be an “Eligible Employee,” an employee must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement (a “Participation Agreement”).

Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with the Company and each of its subsidiaries terminates as a result of a Qualified Termination. The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, and COBRA Payment that an Eligible Employee may receive on his or her Qualified Termination will depend on whether his or her Qualified Termination is a CIC Qualified Termination or a Non-CIC Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.

Equity Vesting: In the event of a Change in Control, unless otherwise provided in the agreement evidencing the equity award or the individual’s Participation Agreement, the performance objectives applicable to each equity award where the vesting or settlement of which is partially or fully subject to the achievement of one or more performance objectives shall be deemed achieved at the greater of (a) actual performance (determined based on the achievement of such performance objectives equitably adjusted to reflect the date upon which the Change in Control closes during the applicable performance period) or (b) target performance, and such equity award shall remain subject to any time-based vesting conditions applicable to such equity award. On a Qualified Termination, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding time-based equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision).

Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

Bonus Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to his or her annual bonus in the amount set forth in his or her Participation Agreement. The Eligible Employee’s bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

COBRA Payment: Upon a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, the Company will pay or reimburse the Eligible Employee, at the Company’s election, for the cost of such continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her eligible termination until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement, (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”).

Non-Duplication of Payment or Benefits: If (a) an Eligible Employee’s Qualified Termination occurs prior to a Change in Control that qualifies Eligible Employee for severance payments and benefits payable on a Non-CIC Qualified Termination under this Policy and (b) a Change in Control occurs within the 3-month period following Eligible Employee’s Qualified Termination that qualifies Eligible Employee for the superior severance payments and benefits payable on a CIC Qualified Termination under this Policy, then (i) the Eligible Employee will cease receiving any further payments or benefits under this Policy in connection with his or her Non-CIC Qualified Termination and (ii) the Equity Vesting, Salary Severance, Bonus Severance, and COBRA Payment, as applicable, otherwise payable upon a CIC Qualified Termination under this Policy each will be offset by the corresponding payments or benefits the Eligible Employee already received under this Policy in connection with his or her Non-CIC Qualified Termination. For the avoidance of doubt, upon a Non-CIC Qualified Termination, unvested equity awards outstanding immediately prior to the Qualified Termination shall remain outstanding and eligible to vest for three months following such Non-CIC Qualified Termination solely to the extent necessary to facilitate any acceleration implicated by a Change in Control during such three-month period.

Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits). Similarly, in the event the Company determines that it is necessary to recoup amounts previously paid to an Eligible Employee pursuant to any clawback or similar policy adopted by the Company to satisfy the rules of a stock exchange upon which the Company’s securities are then listed (a “Mandated Clawback Policy”), then, to the extent permitted under applicable laws, the Company will be entitled to withhold from payments to be made pursuant to this Policy up to the amount necessary to satisfy the Eligible Employee’s obligations pursuant to the Mandated Clawback Policy.

Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding the foregoing, in the event that, in connection with a CIC Qualified Termination, the Company fails to deliver to an Eligible Employee a copy of its then-standard separation agreement and release of claims within ten days following a CIC Qualified Termination, the Release Requirement shall be deemed satisfied on the eleventh day following such CIC Qualified Termination regardless of the Eligible Employee’s execution of a Release. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

Parachute Payments:

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

Administration: The Policy will be administered by the Compensation Committee of the Board (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change of control or severance payments or benefits, including any acceleration of equity, to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change of control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement. Without limiting the foregoing, the Company shall reduce each Eligible Employee’s severance benefits under this Policy, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company in connection with the Eligible Employee’s termination of employment, including but not limited to payments or benefits pursuant to any applicable legal requirement, including, for the avoidance of doubt, the Worker Adjustment and Retraining Notification Act and similar state law. The benefits provided under this Policy are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment. Reductions pursuant to this paragraph shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy.

Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time other than during a Change in Control Period, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Employee make any such amendments that are necessary or appropriate to comply with applicable laws provided that the Board or the Compensation Committee preserve to the maximum extent possible the economic intent of this Policy. During a Change in Control Period, this Policy cannot be amended or terminated to the detriment of any Eligible Employee unless and until such Eligible Employee consents to such amendment or termination in writing. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.

Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received.

If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:

“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if the Eligible Employee’s Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.

“Board” means the Board of Directors of the Company or, following a Change in Control, the board of directors of the ultimate parent of the Company.

“Cause” means (i) an act of fraud or material dishonesty made by Eligible Employee in connection with Eligible Employee’s responsibilities as an employee; (ii) Eligible Employee’s commission or conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) Eligible Employee’s gross misconduct; (iv) Eligible Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Eligible Employee owes an obligation of nondisclosure as a result of Eligible Employee’s relationship with the Company; (v) Eligible Employee’s material breach of any material obligations under (A) any written agreement or covenant with the Company or (B) Company policy made available to the Eligible Employee in writing a reasonable period of time prior to such breach; (vi) Eligible Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Eligible Employee’s cooperation; (vii) solely in connection with Qualified Terminations that occur more than three months prior to a Change in Control, Eligible Employee’s continued failure to perform Eligible Employee’s employment duties after Eligible Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Eligible Employee has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 days after receiving such notice; or (viii) Eligible Employee’s breach of a fiduciary duty to the Company.

“Change in Control” means the occurrence of any of the following events:

(i)

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent

(50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Change in Control Period” will mean the period beginning 3-months prior to a Change in Control and ending 12 months following a Change in Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” has a meaning set forth in an Eligible Employee’s Participation Agreement, if so used in such Participation Agreement.

“Qualified Termination” has a meaning set forth in an Eligible Employee’s Participation Agreement.

Additional Information:

Plan Name:	ServiceTitan, Inc. Change in Control and Severance Policy

Plan Sponsor:	ServiceTitan, Inc.
800 N. Brand Blvd Ste 100
Glendale, CA 91203

Plan Year:	Company’s Fiscal Year

Plan Administrator:	ServiceTitan, Inc.
Attention: Plan Administrator of the ServiceTitan, Inc. Change in Control and Severance Policy
800 N. Brand Blvd Ste 100
Glendale, CA 91203

Agent for Service of Legal Process:	ServiceTitan, Inc.
Attention: Chief Legal Officer
800 N. Brand Blvd Ste 100
Glendale, CA 91203

Service of process may also be made upon the Plan Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.